Exhibit 99.1

Whole Earth Brands, Inc. Reports Second Quarter 2021 Financial Results and Reiterates Full Year Guidance

Second Quarter Branded CPG Segment Revenue Growth of 130%, Reflecting Strategic Acquisitions of Swerve and Wholesome

Second Quarter Branded CPG Segment Proforma Organic Constant Currency

Revenue Grew 15% on a Two-year Stacked Basis (versus Second Quarter 2019)

Second Quarter Operating Income of $6.0 Million and Record Adjusted EBITDA of $22.0 Million

Chicago, Illinois – August 9, 2021 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles by providing access to premium plant-based sweeteners, flavor enhancers and other foods through a diverse portfolio of trusted brands and delicious products, today announced its financial results for its second quarter ended June 30, 2021. The Company also reiterated fiscal year 2021 guidance.

Irwin D. Simon, Executive Chairman, stated, “Throughout my entire career I’ve been focused on making food healthier and I’m excited about the opportunity we have at Whole Earth Brands to bring ‘better-for-you’ foods to consumers across the world. Our recent performance affirms that Whole Earth Brands is unquestionably the leading global player in the ‘better-for-you’ sweetener and reduced sugar categories. We are poised to disrupt those categories through the strength of our brand portfolio, our track record of product innovation and distribution, our recent strategic acquisitions that broaden our offerings, and a best-in-class operational platform. I am confident in our ability to take full advantage of the substantial growth opportunity we have ahead.”

Albert Manzone, Chief Executive Officer, commented, “We are on a mission to make sweet healthy through disrupting a massive $100 billion market that’s dominated by refined sugar. Today, penetration of sugar substitutes is at its infancy, representing approximately 3% of a $100 billion global market. The successful first quarter integration of our Swerve and Wholesome acquisitions has generated notable momentum as we focus on growing our global brand portfolio and further strengthening operations across the Company. We believe the second quarter 2021 15% two-year stacked growth rate in our Branded CPG Segment is indicative of the potential of the business. We are proud of our best-in-class global supply chain and have recently completed our Flavors & Ingredients segment’s footprint optimization project with the sale of our Camden, New Jersey facility. Additionally, our Branded CPG North America supply chain reinvention project reached a milestone with the opening of a new facility in Decatur, Alabama which is driving efficiencies and long-term margin enhancement. Together with the execution of several levers, including pricing, trade spend optimization, and productivity, these supply chain initiatives are helping us offset inflation.”

SECOND QUARTER 2021 HIGHLIGHTS

Our consolidated financials reflect both predecessor and successor periods indicative of the June 25, 2020 business combination date. The second quarter results discussed below compare the successor’s 2021 second quarter results ended June 30, 2021 to the combined 2020 second quarter results which includes the successor period from June 26, 2020 through June 30, 2020 and the predecessor period from April 1, 2020 through June 25, 2020.

We completed the acquisition of Swerve on November 10, 2020 and the Wholesome acquisition on February 5, 2021 and our reported results include Swerve and Wholesome from those respective dates onwards.

•	Consolidated product revenues were $126.5 million, an increase of 89.3% on a reported basis and an increase of 84.8% on a constant currency basis, as compared to the prior year second quarter. On a proforma basis, including the impact of both acquisitions for the quarter in both the current and prior year periods, organic product revenue decreased 1.4%, or decreased 3.8% on a constant currency basis, compared to the prior year second quarter driven by 2020 one-time pantry loading at the onset of COVID.

•	Reported gross profit was $41.4 million, compared to $26.6 million in the prior year second quarter, and gross profit margin was 32.7% in the second quarter of 2021, compared to 39.8% in the prior year period. Gross profit results were positively influenced by $11.0 million of contributions from the Swerve and Wholesome acquisitions, revenue growth from the legacy Branded CPG and Flavors & Ingredients segments and productivity gains. The decline in gross profit margin was driven primarily by the inclusion of Wholesome’s private label business.

•	Adjusted gross profit margin, when adjusting for all non-cash and cash adjustments, was 34.0% down from 41.2% in the prior year driven primarily by the inclusion of Wholesome‘s private label business.

•	Consolidated operating income was $6.0 million compared to an operating loss of $5.2 million in the prior year and consolidated net income was $3.7 million in the second quarter of 2021 compared to a net loss of $6.0 million in the prior year period.

•	Consolidated Adjusted EBITDA increased 94.9% to $22.0 million driven by contributions from the Swerve and Wholesome acquisitions, revenue growth and productivity gains, partially offset by public company costs.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues increased $56.0 million, or 130.0%, to $99.1 million for the second quarter of 2021, compared to $43.1 million for the same period in the prior year. On a constant currency basis, product revenues increased 123.1% driven by the addition of Swerve and Wholesome revenue, which was not comparable to the prior year period. Constant currency results reflect the strong growth in our natural brands. On a proforma basis, including the impact of both acquisitions in the current and prior year periods, organic constant-currency product revenue decreased 8.1%, compared to the prior year second quarter. The decline was driven by one-time pantry loading in 2020 at the onset of COVID, partially offset by growth in the U.S. foodservice channel. On a two-year stacked basis, when comparing second quarter 2021 to second quarter 2019, Branded CPG segment proforma organic constant currency revenue increased 15%.

Operating income on a GAAP basis was $10.3 million in the second quarter of 2021 compared to operating income of $1.8 million for the same period in the prior year. The increase of $8.5 million was driven by contributions from the acquired Swerve and Wholesome businesses, revenue growth and productivity gains within the segment.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 15.3% to $27.4 million for the second quarter of 2021, compared to $23.8 million for the same period in the prior year. The increase was driven by growth across most of the product lines and a favorable comparison in the prior year where the business realized a surge in product orders in March 2020 related to COVID-19, which reduced revenues in the second quarter of 2020.

Operating income was $3.7 million in the second quarter of 2021, compared to $0.1 million in the prior year period. The increase was driven primarily by revenue growth.

Corporate

Corporate expenses for the second quarter of 2021 were $8.0 million, compared to $7.0 million of Corporate expenses in the prior year. Corporate expenses increased $1.0 million, primarily driven by increased public company costs and stock-based compensation, partially offset by transaction related expenses of $4.5 million in 2020.

YEAR-TO-DATE 2021 HIGHLIGHTS

Our consolidated financials reflect both predecessor and successor periods indicative of the June 25, 2020 business combination date. The year-to-date results discussed below compare the results for the six months ended June 30, 2021 to the combined six months ended June 30, 2020, which includes the successor period from June 26, 2020 through June 30, 2020 and the predecessor period from January 1, 2020 through June 25, 2020.

We completed the acquisition of Swerve on November 10, 2020 and the Wholesome acquisition on February 5, 2021. Our reported results include Swerve and Wholesome from those respective dates onwards.

•	Consolidated product revenues were $232.3 million, an increase of 74.9% compared to June year-to-date 2020 and, on a constant currency basis, an increase of 71.1%. On a proforma basis, including the impact of both acquisitions for the full six month periods ended June 30, 2021 and June 30, 2020, organic product revenue increased 3.0%, or increased 0.9% on a constant currency basis, compared to the prior year.

•	Branded CPG segment product revenues were $180.9 million, an increase of 117.2% or 111.0% on a constant currency basis. Constant currency results reflect the acquisitions of Wholesome and Swerve and growth in our natural brands. On a proforma basis, including the impact of both acquisitions for the full six month periods ended June 30, 2021 and June 30, 2020, organic constant-currency product revenues increased 0.2%, compared to the prior year period. On a two-year stacked basis, when comparing the first half of 2021 to the first half of 2019, Branded CPG segment proforma organic constant currency revenue increased 11.5%. Operating income was $20.4 million compared to an operating loss of $5.0 million in the prior year period. The increase was due to an $11.1 million goodwill asset impairment charge in the prior year, $7.9 million of contributions from the acquired Swerve and Wholesome businesses, revenue growth and productivity gains.

•	Flavors & Ingredients segment product revenues were $51.4 million, an increase of 3.9% as compared to the prior year period. The increase was driven by growth in derivatives. Operating income for the six months ended June 30, 2021 was $4.7 million, compared to an operating loss of $23.9 million in the prior year period. The $28.6 million increase was primarily driven by asset impairment charges totaling $29.5 million recorded in the first quarter of 2020 and transaction related expenses of $3.8 million also recorded in 2020 and revenue growth, partially offset by $4.5 million of facility closure and restructuring costs and a $1.9 million increase in amortization expense due to purchase accounting revaluations of intangible assets.

•	Reported gross profit was $77.0 million, an increase of $24.5 million from $52.5 million in the prior year period, and gross profit margin was 33.1% in the six months ended June 30, 2021, down from 39.5% in the prior year period.

•	Adjusted gross profit margin, when adjusting for all adjustments, was 35.3%, down from 41.5% in the prior year period driven primarily by Wholesome’s private label business.

•	Consolidated operating income was $2.9 million compared to an operating loss of $38.5 million in the prior year and consolidated net loss was $8.3 million for the six months ended June 30, 2021 compared to a net loss of $34.6 million in the prior year period. The improvement was largely due to the non-cash asset impairment charges recorded in 2020, the positive impact of acquisitions and lower transaction related costs.

•	Consolidated Adjusted EBITDA increased 64.9% to $39.4 million driven by contributions from the acquired Swerve and Wholesome businesses, revenue growth and productivity, partially offset by increased public company costs.

Cash Flow & Balance Sheet

Cash used in operating activities was $9.5 million and capital expenditures were $4.6 million during the first half of 2021. As of June 30, 2021 the Company had cash and cash equivalents of $24.1 million and $384.7 million of long-term debt, net of unamortized debt issuance costs.

Reducing balance sheet leverage is a corporate priority and the Company estimates that it will achieve a ratio of Net Debt to Adjusted EBITDA of approximately 4.0x by December 31, 2021.

Outlook

The Company is reiterating its outlook for full year 2021, which includes the impact of its recent acquisitions of Swerve and Wholesome. The outlook includes expectations for growth on a proforma organic basis and margins for the combined business. The Company defines proforma organic growth to be as if the Company owned both Swerve and Wholesome for the full years 2020 and 2021. The Company’s 2021 outlook is as follows:

•	Net Product Revenues: $493 million to $505 million (representing reported growth of greater than 78%, and proforma organic growth of 3% to 5%)

•	Adjusted Gross Profit Margin: 34% to 35% of product revenues

•	Adjusted EBITDA Margin: Approximately 17% of product revenues

•	Adjusted EBITDA: $82 million to $85 million (representing reported growth of greater than 50%, and proforma organic growth of 3% to 5%)

•	Capital Expenditures: $10 million to $12 million

•	Tax Rate: Approximately 7% on a GAAP basis due to one-time discrete favorable items

Conference Call Details

The Company will host a conference call and webcast to review its second quarter results today, Monday, August 9, 2021 at 8:30am EDT. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers by dialing (201) 493-6725. A replay of the call will be available through August 23, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13720916.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made by Messrs. Simon and Manzone, the ability of the Company to achieve its ratio of Net Debt to Adjusted EBITDA, and our 2021 guidance. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to achieve the anticipated benefits of the integration of Wholesome and Swerve in a timely manner or at all; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; and the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Relations Contact:

Wyecomm

Penny Kozakos

202-390-4409

Penny.Kozakos@wyecomm.com

Whole Earth Brands, Inc.

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$24,054	$16,898
Accounts receivable (net of allowances of $817 and $955, respectively)	76,088	56,423
Inventories	195,976	111,699
Prepaid expenses and other current assets	16,632	5,045
Total current assets	312,750	190,065

Property, Plant and Equipment, net	52,544	47,285

Other Assets
Operating lease right-of-use assets	19,890	12,193
Goodwill	241,717	153,537
Other intangible assets, net	277,912	184,527
Deferred tax assets, net	2,481	2,671
Other assets	7,072	6,260
Total Assets	$914,366	$596,538

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$34,176	$25,200
Accrued expenses and other current liabilities	37,852	29,029
Contingent consideration payable	53,149	—
Current portion of operating lease liabilities	5,334	3,623
Current portion of long-term debt	3,750	7,000
Total current liabilities	134,261	64,852
Non-Current Liabilities
Long-term debt	384,659	172,662
Warrant liabilities	8,240	—
Deferred tax liabilities, net	51,255	23,297
Operating lease liabilities, less current portion	18,437	11,324
Other liabilities	15,366	15,557
Total Liabilities	612,218	287,692
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 38,455,759 and 38,426,669 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	4	4
Additional paid-in capital	325,150	325,679
Accumulated deficit	(34,849)	(25,442)
Accumulated other comprehensive income	11,843	8,605
Total stockholders’ equity	302,148	308,846
Total Liabilities and Stockholders’ Equity	$914,366	$596,538

Whole Earth Brands, Inc.

Condensed Consolidated and Combined Statements of Operations

(In thousands of dollars, except for share and per share data)

(Unaudited)

	(Successor)			(Predecessor)
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021	From June 26, 2020 to June 30, 2020	From April 1, 2020 to June 25, 2020	From January 1, 2020 to June 25, 2020
Product revenues, net	$126,493	$232,318	$4,478	$62,356	$128,328
Cost of goods sold	85,138	155,312	2,708	37,515	77,627
Gross profit	41,355	77,006	1,770	24,841	50,701

Selling, general and administrative expenses	27,828	60,735	1,946	27,307	43,355
Amortization of intangible assets	4,706	8,857	141	2,393	4,927
Asset impairment charges	—	—	—	—	40,600
Restructuring and other expenses	2,846	4,503	—	—	—

Operating income (loss)	5,975	2,911	(317)	(4,859)	(38,181)

Change in fair value of warrant liabilities	(241)	(2,603)	—	—	—
Interest expense, net	(6,396)	(11,474)	(116)	(66)	(238)
Loss on extinguishment and debt transaction costs	—	(5,513)	—	—	—
Other income (expense), net	190	500	(62)	(920)	801
Loss before income taxes	(472)	(16,179)	(495)	(5,845)	(37,618)
(Benefit) provision for income taxes	(4,167)	(7,849)	10	(364)	(3,482)
Net income (loss)	$3,695	$(8,330)	$(505)	$(5,481)	$(34,136)

Net earnings (loss) per share:
Basic	$0.10	$(0.22)	$(0.01)
Diluted	$0.09	$(0.22)	$(0.01)

Whole Earth Brands, Inc.

Condensed Consolidated and Combined Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	(Successor)		(Predecessor)
	Six Months Ended June 30, 2021	From June 26, 2020 to June 30, 2020	From January 1, 2020 to June 25, 2020
Operating activities
Net loss	$(8,330)	$(505)	$(34,136)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	4,464	—	—
Depreciation	2,120	43	1,334
Amortization of intangible assets	8,857	141	4,927
Deferred income taxes	808	9	(5,578)
Asset impairment charges	—	—	40,600
Amortization of inventory fair value adjustments	1,727	—	—
Non-cash loss on extinguishment of debt	4,435	—	—
Change in fair value of warrant liabilities	2,603	—	—
Changes in current assets and liabilities:
Accounts receivable	(4,891)	(1,834)	7,726
Inventories	(8,142)	311	3,576
Prepaid expenses and other current assets	762	(29)	3,330
Accounts payable, accrued liabilities and income taxes	(14,895)	(2,161)	507
Other, net	1,028	28	(2,378)
Net cash (used in) provided by operating activities	(9,454)	(3,997)	19,908

Investing activities
Capital expenditures	(4,624)	(10)	(3,532)
Acquisitions, net of cash acquired	(186,601)	(376,674)	—
Proceeds from the sale of fixed assets	4,257	—	—
Transfer from trust account	—	178,875	—
Net cash used in investing activities	(186,968)	(197,809)	(3,532)

Financing activities
Proceeds from revolving credit facility	25,000	—	3,500
Repayments of revolving credit facility	(47,855)	—	(8,500)
Long-term borrowings	375,000	140,000	—
Repayments of long-term borrowings	(137,438)	—	—
Debt issuance costs	(11,589)	(7,139)	—
Proceeds from sale of common stock and warrants	—	75,000	—
Funding to Parent, net	—	—	(11,924)
Net cash provided by (used in) financing activities	203,118	207,861	(16,924)

Whole Earth Brands, Inc.

Condensed Consolidated and Combined Statements of Cash Flows (Continued)

(In thousands of dollars)

(Unaudited)

	(Successor)		(Predecessor)
	Six Months Ended June 30, 2021	From June 26, 2020 to June 30, 2020	From January 1, 2020 to June 25, 2020
Effect of exchange rate changes on cash and cash equivalents	460	17	215
Net change in cash and cash equivalents	7,156	6,072	(333)
Cash and cash equivalents, beginning of period	16,898	55,535	10,395
Cash and cash equivalents, end of period	$24,054	$61,607	$10,062

Supplemental disclosure of cash flow information
Interest paid	$10,037	$113	$798
Taxes paid, net of refunds	$4,364	$—	$2,244
Supplemental disclosure of non-cash investing
Non-cash capital expenditure	$3,554	$—	$—

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with a restructuring, public company readiness, M&A transaction expenses and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our current period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

11

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. Impairment charges during the calendar year 2020 were incurred only during the predecessor period. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Transaction-related expenses: We exclude transaction-related expenses including transaction bonuses that were paid for by the seller of the businesses acquired by the Company on June 25, 2020. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Public company readiness: We exclude non-recurring organization and consulting costs incurred to establish required public company capabilities. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Brand Introduction expenses: To measure operating performance, we exclude the Company’s sampling program costs with Starbucks. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

o	Restructuring: To measure operating performance, we exclude restructuring costs. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses after the business combination on June 25, 2020. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

12

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments, impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long term incentives and other items adjusted by management to better understand our financial results.

The Company cannot reconcile its expected Adjusted Gross Profit Margin to Gross Profit Margin under “Outlook” without unreasonable effort because certain items that impact Gross Profit Margin and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

13

Whole Earth Brands, Inc.

Adjusted EBITDA reconciliation

(In thousands of dollars)

(Unaudited)

	(Successor)			(Predecessor)
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021	From June 26, 2020 to June 30, 2020	From April 1, 2020 to June 25, 2020	From January 1, 2020 to June 25, 2020
Product revenues, net	$126,493	$232,318	$4,478	$62,356	$128,328
Net income (loss)	$3,695	$(8,330)	$(505)	$(5,481)	$(34,136)
(Benefit) provision for income taxes	(4,167)	(7,849)	10	(364)	(3,482)
Other (income) expense, net	(190)	(500)	62	920	(801)
Loss on extinguishment and debt transaction costs	-	5,513	-	-	-
Interest expense, net	6,396	11,474	116	66	238
Change in fair value of warrant liabilities	241	2,603	-	-	-
Operating income (loss)	5,975	2,911	(317)	(4,859)	(38,181)
Depreciation	1,150	2,120	39	502	1,208
Amortization of intangible assets	4,706	8,857	141	2,393	4,927
Asset impairment charges	-	-	-	-	40,600
Purchase accounting adjustments	107	1,726	-	-	-
Transaction related expenses	204	415	669	10,348	10,348
Long term incentive plan	2,925	5,017	(21)	160	562
Non-cash pension expense	-	-	32	183	335
Severance and related expenses	-	-	56	918	1,105
Public company readiness	1,349	1,803	30	287	569
Brand introduction costs	-	-	22	378	1,131
Restructuring	2,846	4,503	-	-	-
M&A transaction expenses	1,469	9,941	-	-	-
Other items	1,264	2,154	27	299	634
Adjusted EBITDA	$21,995	$39,447	$678	$10,609	$23,240

14

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

	Three Months Ended June 30,
			$ change			% change
$ in Thousands				Constant	Foreign		Constant	Foreign
Product revenues, net	2021	2020	Reported	Dollar	Exchange (2)	Reported	Dollar	Exchange
Branded CPG	$99,095	$43,081	$56,014	$53,014	$3,000	130.0%	123.1%	7.0%
Flavors & Ingredients	$27,398	$23,753	$3,645	$3,645	$-	15.3%	15.3%	0.0%
Combined	$126,493	$66,834	$59,659	$56,659	$3,000	89.3%	84.8%	4.5%

Proforma Organic(1)
Branded CPG	$99,095	$104,544	$(5,449)	$(8,500)	$3,051	-5.2%	-8.1%	2.9%
Flavors & Ingredients	$27,398	$23,753	$3,645	$3,645	$-	15.3%	15.3%	0.0%
Combined	$126,493	$128,297	$(1,804)	$(4,855)	$3,051	-1.4%	-3.8%	2.4%

	Six Months Ended June 30,
			$ change			% change
$ in Thousands				Constant	Foreign		Constant	Foreign
Product revenues, net	2021	2020	Reported	Dollar	Exchange (2)	Reported	Dollar	Exchange
Branded CPG	$180,892	$83,300	$97,592	$92,450	$5,142	117.2%	111.0%	6.2%
Flavors & Ingredients	$51,426	$49,506	$1,920	$1,920	$-	3.9%	3.9%	0.0%
Combined	$232,318	$132,806	$99,512	$94,370	$5,142	74.9%	71.1%	3.9%

Proforma Organic(1)
Branded CPG	$201,266	$195,727	$5,539	$317	$5,222	2.8%	0.2%	2.7%
Flavors & Ingredients	$51,426	$49,506	$1,920	$1,920	$-	3.9%	3.9%	0.0%
Combined	$252,692	$245,233	$7,459	$2,237	$5,222	3.0%	0.9%	2.1%

(1) Product revenues, net shown on a like for like basis, including the impact of both acquisitions for all periods in both the current and prior year periods

(2) The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currerncy exchange rates on product revenues.

15

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

	Three Months Ended June 30, 2020				Three Months Ended June 30, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$66,834	$-	$-	66,834	$126,493	$-	$-	126,493	$59,659	89.3%
Cost of goods sold	40,223	(541)	(400)	39,282	85,138	(938)	(726)	83,474	44,192	112.5%
Gross profit	26,611	541	400	27,552	41,355	938	726	43,019	15,467	56.1%
Gross profit margin %	39.8%			41.2%	32.7%			34.0%		(7.2)%
Selling, general and administrative expenses	29,253	(215)	(12,773)	16,265	27,828	(4,572)	(2,232)	21,024	4,759	29.3%
Amortization of intangible assets	2,534	(2,534)	-	-	4,706	(4,706)	-	-	-	-
Asset impairment charges	-	-	-	-	-	-	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	2,846	-	(2,846)	-	-	-
Operating income	$(5,176)	$3,290	$13,173	$11,287	$5,975	$10,216	$5,804	$21,995	$10,708	94.9%
Operating margin %	(7.7)%			16.9%	4.7%			17.4%		0.5%

	Six Months Ended June 30, 2020				Six Months Ended June 30, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$132,806	$-	$-	132,806	$232,318	$-	$-	232,318	$99,512	74.9%
Cost of goods sold	80,335	(1,247)	(1,427)	77,661	155,312	(3,773)	(1,282)	150,257	72,596	93.5%
Gross profit	52,471	1,247	1,427	55,145	77,006	3,773	1,282	82,061	26,916	48.8%
Gross profit margin %	39.5%			41.5%	33.1%			35.3%		(6.2)%
Selling, general and administrative expenses	45,301	(367)	(13,706)	31,228	60,735	(6,515)	(11,606)	42,614	11,386	36.5%
Amortization of intangible assets	5,068	(5,068)	-	-	8,857	(8,857)	-	-	-	-
Asset impairment charges	40,600	(40,600)	-	-	-	-	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	4,503	(358)	(4,145)	-	-	-
Operating income	$(38,498)	$47,282	$15,134	$23,918	$2,911	$19,503	$17,033	$39,447	$15,530	64.9%
Operating margin %	(29.0)%			18.0%	1.3%			17.0%		(1.0)%

Note – January 1 through June 25, 2020 is a predecessor period. June 26 through June 30, 2020 is a successor period.

Whole Earth Brands, Inc.

Adjustment to Operating Income by Income Statement line and nature

(In thousands of dollars)

	Three Months Ended June 30, 2020						Three Months Ended June 30, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair- ment	Restruct- uring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair- ment	Restruct- uring	Operating Income
Depreciation	541	-	-	-	-	541	1,090	60	-	-	-	1,150
Amortization of intangible assets	-	-	2,534	-	-	2,534	-	-	4,706	-	-	4,706
Asset impairment charges	-	-	-	-	-	-	-	-	-	-	-	-
Restructuring	-	-	-	-	-	-	-	-	-	-	-	-
Non-cash pension expense	-	215	-	-	-	215	-	-	-	-	-	-
Long term incentive plan	-	-	-	-	-	-	(347)	3,272	-	-	-	2,925
Purchase accounting costs	-	-	-	-	-	-	107	-	-	-	-	107
Other items	-	-	-	-	-	-	88	1,240	-	-	-	1,328
Total non-cash adjustments	541	215	2,534	-	-	3,290	938	4,572	4,706	-	-	10,216
Cash adjustments												-
Restructuring	-	-	-	-	-	-	-	-	-	-	2,846	2,846
Long term incentive plan	-	139	-	-	-	139	-	-	-	-	-	-
Transaction related expenses	-	11,017	-	-	-	11,017	-	204	-	-	-	204
Severance and related expenses	-	974	-	-	-	974	-	-	-	-	-	-
Public company readiness	-	317	-	-	-	317	-	1,349	-	-	-	1,349
Brand introduction costs	400	-	-	-	-	400	-	-	-	-	-	-
M&A transaction expenses	-	-	-	-	-	-	-	1,469	-	-	-	1,469
Other items	-	326	-	-	-	326	726	(790)	-	-	-	(64)
Total cash adjustments	400	12,773	-	-	-	13,173	726	2,232	-	-	2,846	5,804
Total adjustments	941	12,988	2,534	-	-	16,463	1,664	6,804	4,706	-	2,846	16,020

	Six Months Ended June 30, 2020						Six Months Ended June 30, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair- ment	Restruct- uring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair- ment	Restruct- uring	Operating Income
Depreciation	1,247	-	-	-	-	1,247	2,060	60	-	-	-	2,120
Amortization of intangible assets	-	-	5,068	-	-	5,068	-	-	8,857	-	-	8,857
Asset impairment charges	-	-	-	40,600	-	40,600	-	-	-	-	-	-
Restructuring	-	-	-	-	-	-	-	-	-	-	358	358
Non-cash pension expense	-	367	-	-	-	367	-	-	-	-	-	-
Long term incentive plan	-	-	-	-	-	-	(101)	5,215	-	-	-	5,114
Purchase accounting costs	-	-	-	-	-	-	1,726	-	-	-	-	1,726
Other items	-	-	-	-	-		88	1,240	-	-	-	1,328
Total non-cash adjustments	1,247	367	5,068	40,600	-	47,282	3,773	6,515	8,857	-	358	19,503
Cash adjustments	-	-	-	-	-	-	-	-	-	-	-	-
Restructuring	-	-	-	-	-	-	-	-	-	-	4,145	4,145
Long term incentive plan	47	494	-	-	-	541	(22)	(75)	-	-	-	(97)
Transaction related expenses	-	11,017	-	-	-	11,017	-	415	-	-	-	415
Severance and related expenses	-	1,161	-	-	-	1,161	-	-	-	-	-	-
Public company readiness	-	599	-	-	-	599	-	1,803	-	-	-	1,803
Brand introduction costs	1,153	-	-	-	-	1,153	-	-	-	-	-	-
M&A transaction expenses	-	-	-	-	-	-	-	9,941	-	-	-	9,941
Other items	227	434	-	-	-	661	1,303	(477)	-	-	-	826
Total cash adjustments	1,427	13,706	-	-	-	15,134	1,282	11,606	-	-	4,145	17,033
Total adjustments	2,674	14,073	5,068	40,600	-	62,416	5,055	18,121	8,857	-	4,503	36,536

Non-cash adjustments: Within the Adjusted EBITDA reconciliation include certain transactions that are non-cash in nature. Such items include depreciation, amortization of intangibles, asset impairment charges, non-cash pension expense, long-term incentive plan expenses (stock based compensation) and purchase accounting adjustments.

Cash adjustments: Within the Adjusted EBITDA reconciliation include certain transactions that are one-off, non-recurring in nature, but have been or will be settled with Company cash.